                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                AutoNation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              AutoNation(TM) LOGO

                                                                  April 14, 2000

Dear Stockholder:

     We are pleased to invite you to attend the 2000 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 11:00 a.m. on Tuesday, May 16, 2000, at The Broward Center for the Performing Arts, Au Rene Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312.

     The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon at the meeting. We will also report on the progress of AutoNation, Inc. and provide an opportunity for stockholders to ask questions of general interest.

     Whether you own a few or many shares of AutoNation stock and whether or not you plan to attend the meeting in person, it is important that your shares be represented at the Annual Meeting. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. The Board of Directors unanimously recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting.

     We look forward to seeing you on May 16th in Fort Lauderdale. Thank you.

                                          Sincerely,

                                          /s/ WAYNE
                                          H. Wayne Huizenga
                                          Chairman of the Board

                              AutoNation(TM) LOGO

                                AUTONATION TOWER
                             110 S.E. SIXTH STREET
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AUTONATION, INC.:

     The 2000 Annual Meeting of Stockholders of AutoNation, Inc. will be held at 11:00 a.m. on Tuesday, May 16, 2000, at The Broward Center for the Performing Arts, Au Rene Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312, to consider and take action with respect to the following matters:

     (1) The election of Directors for the ensuing year;
     (2) The ratification of the appointment of Arthur Andersen LLP as our independent public accountants for 2000; and
     (3) Such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The record date for the Annual Meeting is the close of business on March 31, 2000. Accordingly, only stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time prior to its use.

                                          By Order of the Board of Directors,

                                          /s/ Jonathan P. Ferrando

                                          Jonathan P. Ferrando
                                          Senior Vice President,
                                          General Counsel and Secretary

April 14, 2000

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                AUTONATION, INC.
                                AUTONATION TOWER
                             110 S.E. SIXTH STREET
                         FORT LAUDERDALE, FLORIDA 33301

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AutoNation, Inc., a Delaware corporation ("AutoNation" or the "Company"), for use at the 2000 Annual Meeting of Stockholders of the Company, or any postponement or adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at 11:00 a.m. on Tuesday, May 16, 2000, at The Broward Center for the Performing Arts, Au Rene Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312.

     This Proxy Statement, the Notice of Annual Meeting, the proxy card and the Company's Annual Report to Stockholders were mailed to stockholders of the Company on or about April 14, 2000.

RECORD DATE

     Only stockholders of record at the close of business on March 31, 2000 (the "Record Date") are entitled to vote at the Annual Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     The only voting stock of the Company outstanding is its common stock, par value $.01 per share (the "Common Stock"). As of the close of business on the Record Date, there were 361,124,289 shares of Common Stock outstanding. Each share of Common Stock issued and outstanding is entitled to one vote in each of the matters properly presented at the Annual Meeting.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as Directors, for the proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for 2000, as set forth in the Notice of Annual Meeting, and in accordance with the judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the Annual Meeting, by written notice to the Secretary of the Company at the address set forth above or by delivery to the Secretary of the Company of a proxy with a later date.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter ("non-voted shares"). Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter, and directions to "withhold authority" to vote for Directors, will be considered present and entitled to vote with respect to such matter and will therefore have the effect of a vote against such matter.

VOTING REQUIREMENTS

     Each Director will be elected by the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of Arthur

Andersen LLP as our independent public accountants for 2000 and for the approval of each other matter duly brought to a vote at the Annual Meeting.

COSTS OF SOLICITATION

     In addition to soliciting proxies by mail, certain employees of the Company may also solicit proxies personally, by telephone or otherwise, but such persons will not be compensated for such services. As is customary, the Company will reimburse brokerage firms, banks, fiduciaries, voting trustees and other nominees for forwarding the soliciting material to each beneficial owner of stock held of record by them. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $8,500, plus reimbursement for out-of-pocket expenses. The entire cost of the solicitation will be borne by the Company.

                  BIOGRAPHICAL INFORMATION REGARDING DIRECTORS

     Set forth below is biographical information for each member of the Company's Board of Directors, each of whom is a nominee for election as a Director at the Annual Meeting.

     H. WAYNE HUIZENGA, age 62, has served as Chairman of the Board of the Company since August 1995. He also served as Chief Executive Officer of the Company from August 1995 until October 1996, and as Co-Chief Executive Officer from October 1996 until September 1999. Since May 1998, Mr. Huizenga has been Chairman of the Board of Republic Services, Inc., a solid waste services company formerly owned by the Company, and he served as its Chief Executive Officer from May 1998 until December 1998. Since September 1996, Mr. Huizenga has been Chairman of the Board of Boca Resorts, Inc., a leisure, recreation and entertainment company which owns and operates several luxury resort hotels and other facilities and the Florida Panthers professional sports franchise. Since January 1995, Mr. Huizenga also has been Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation. In September 1994, Blockbuster merged with Viacom, Inc., a diversified entertainment and communications company. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom, and also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., and he served in various capacities, including as President, Chief Operating Officer and director, from its inception until 1984. Mr. Huizenga owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium, in South Florida and is a director of theglobe.com, an Internet company, and NationsRent, Inc., a national equipment rental company.

     MICHAEL J. JACKSON, age 51, has served as Chief Executive Officer and as a Director of the Company since September 1999. From April 1997 until September 1999, Mr. Jackson served as President of Mercedes-Benz USA, Inc., a North American operating unit of DaimlerChrysler, a multinational automotive manufacturing company. From October 1998 until September 1999, Mr. Jackson also served as Mercedes-Benz USA's Chief Executive Officer. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. Prior to joining Euro Motorcars, Mr. Jackson was a District Manager for Mercedes-Benz of North America. Mr. Jackson also serves as a director of Riggs National Bank.

     HARRIS W. HUDSON, age 57, has served as a Director of the Company since August 1995, and has served as Vice Chairman of the Company since October 1996. From August 1995 until October 1996, Mr. Hudson served as President of the Company. Since May 1998, Mr. Hudson has served as Vice Chairman and Secretary of Republic Services. From May 1995 until August 1995, Mr. Hudson served as a consultant to the Company. Mr. Hudson founded Hudson Management Corporation, a solid waste collection company, in 1983 and served as its Chairman of the Board, Chief Executive Officer and President from its inception until it was acquired by Republic Services in August 1995. From 1964 until 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, and its predecessor. Mr. Hudson also serves as a director of Boca Resorts, Inc. and NationsRent, Inc.

     ROBERT J. BROWN, age 65, has served as a Director of the Company since May 1997. Mr. Brown has served as Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research and public relations firm, since 1973. Mr. Brown also serves as a director of Duke Energy Corporation, First Union Corporation and Sonoco Products Company.

     J.P. BRYAN, age 60, has served as a Director of the Company since May 1991. From January 1995 until February 1998, Mr. Bryan served as President and Chief Executive Officer of Gulf Canada Resources, Ltd., which is engaged in oil and gas exploration and production. Since 1981, Mr. Bryan has served as the Chairman of the Board of Torch Energy Advisors, Inc., an outsourcing and service provider to the oil and gas industry, and served as its Chief Executive Officer from 1981 until 1996. From 1990 until 1995, Mr. Bryan served as Chairman and Chief Executive Officer of Nuevo Energy Company, a company involved in the oil and gas industry. From 1990 until 1996, Mr. Bryan served as Chairman and Chief Executive Officer of Bellwether Exploration Company, an oil and gas exploration company. Mr. Bryan also serves on the Board of Directors of Bellwether Exploration.

     RICK L. BURDICK, age 48, has been a Director of the Company since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick serves as a member of Akin, Gump's Management Committee and the practice manager of the firm's Corporate and Securities Section. Mr. Burdick also serves as a director of Century Business Services, Inc., a provider of outsourced business services to small and medium-sized companies in the United States.

     MICHAEL G. DEGROOTE, age 66, has been a Director of the Company since 1991 and served as the Vice Chairman of the Board of Directors of the Company from August 1995 until October 1996. Mr. DeGroote served as the Chairman of the Board and President of the Company from August 1991 until August 1995, and as the Chief Executive Officer of the Company from May 1991 until August 1995. Since April 1995, Mr. DeGroote has served as Chairman of the Board of Century Business Services. Mr. DeGroote also served as the President and Chief Executive Officer of Century Business Services from April 1995 until October 1996, and from November 1997 until April 1999. Since April 1999, Mr. DeGroote has served as Chief Executive Officer of Century Business Services.

     GEORGE D. JOHNSON, JR., age 57, has served as a Director of the Company since November 1995. Since January 1995, Mr. Johnson has served as President and Chief Executive Officer of Extended Stay America. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster, including as President of the Consumer Products Division, and as a director of Blockbuster prior to its merger with Viacom. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee. Mr. Johnson serves as a director of Extended Stay America, Duke Energy Corporation and Boca Resorts, Inc.

     JOHN J. MELK, age 63, has served as a Director of the Company since August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H2O Plus, Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk also serves as a director of Extended Stay America. Additionally, he is Chairman of Fisher Island Holdings, which owns the development rights of Fisher Island, Florida. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984 he held various positions with Waste Management and its subsidiaries, including President of Waste Management International, plc., a subsidiary of Waste Management. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

     IRENE B. ROSENFELD, age 46, has served as a Director of the Company since March 1999. Ms. Rosenfeld has been President of Kraft Canada, Inc., a subsidiary of Kraft Foods, Inc., a diversified food company, since 1996. From 1991 until 1996, Ms. Rosenfeld served in various executive positions with Kraft Foods, including as Executive Vice President/General Manager of the Desserts and Snacks Division from 1994 until 1996 and as Executive Vice President/General Manager of the Beverages Division from 1991 until 1994. Ms. Rosenfeld also serves on the Board of Directors of the Food and Consumer Products Manufacturers of Canada and is a Trustee of Cornell University.

     Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of the Directors of the Company.

                               BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of the Board of Directors. The Board establishes overall corporate policies for the Company, reviews the performance of management in executing the business strategy and managing the day-to-day operations of the Company, and is responsible for the overall performance of the Company. The Directors are kept informed of the Company's operations at meetings of the Board and Board committees, through reports and analyses presented to the Board, and by discussions with management. Significant communications between the Directors and management also occur apart from meetings of the Board and Board committees.

MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held 12 meetings during 1999. Each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established three standing committees to assist it in discharging its responsibilities: the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee consists of Messrs. Huizenga, Hudson and Jackson. The Executive Committee has full authority to exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as reserved by the Board of Directors and as limited by Delaware law. The Executive Committee took 36 actions by unanimous written consent in lieu of meetings during 1999.

     The Audit Committee consists of Messrs. Bryan, Burdick and Melk and Ms. Rosenfeld. The Audit Committee reviews the Company's accounting functions, operations and management, its financial reporting process and the adequacy and effectiveness of its internal controls and internal auditing methods and procedures. The Audit Committee also recommends to the Board the appointment of the independent public accountants for the Company. The Audit Committee held seven meetings during 1999.

     The Compensation Committee consists of Messrs. Bryan and Johnson and Ms. Rosenfeld. The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to Directors and officers, and administers the Company's employee stock option plans. The Compensation Committee held six meetings during 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statement made by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such statement by reference; and, further, such statement shall not otherwise be deemed filed under either of such Acts.

COMPENSATION PHILOSOPHY

     The Compensation Committee is responsible for administering the Company's executive officer compensation program. The compensation program adopted for the Company's executive officers in 1999, which was based in part on a competitive market analysis conducted by independent compensation consultants, consists of three primary elements:

     - an annual base salary;

     - an annual bonus dependent on both Company and individual performance during the year; and

     - periodic grants of stock options designed to align management's interests with those of stockholders of the Company.

     The Company's compensation program for executive officers is designed to attract, motivate, reward and retain highly-skilled executives who have the talent and experience necessary to advance the short- and long-term interests of stockholders of the Company. The Compensation Committee believes that this approach effectively serves the best interests of stockholders of the Company by tying a significant portion of incentive compensation to the achievement of goals that are aligned with goals of the Company's stockholders.

     To the extent possible, the Compensation Committee considers the anticipated tax treatment of various payments and benefits when determining executive compensation. The Compensation Committee endeavors to administer the executive compensation program in a manner that maximizes the tax deductibility of compensation paid to the Company's executives under Internal Revenue Code
Section 162(m) to the extent practicable. However, the Compensation Committee believes that the Company must attract and retain highly-skilled executives to manage the Company and, in some circumstances, the loss of a tax deduction may be a necessary and appropriate trade-off for the Company. None of the Named Officers (as defined in the section headed "Executive and Director Compensation"), other than Michael E. Maroone, President and Chief Operating Officer of the Company, received compensation in excess of the $1 million limit for deductibility under Section 162(m). The Compensation Committee believes it was appropriate to pay Mr. Maroone a bonus in 1999, even though it resulted in the loss of a tax deduction for a small portion of his salary and bonus, in light of his extraordinary service to the Company during a year in which the Company redefined its strategic direction and installed a new senior management team. Due to ambiguities and uncertainties as to the application of Section 162(m) and other tax laws and other factors beyond the Compensation Committee's control, no assurance can be given that compensation that is intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

     The following is a summary of the considerations underlying each component of compensation paid to the Company's executive officers in 1999.

BASE SALARY

     The Compensation Committee determines base salaries for the Company's executive officers on an annual basis and takes into account such factors as: the level and scope of such executive officer's responsibilities; compensation levels of similarly positioned executives in comparable companies, as reflected in a market analysis conducted by independent compensation consultants; the performance of the business area of the Company for which such executive officer is responsible; and certain qualitative factors such as the executive officer's leadership ability. The Compensation Committee attempts to set each executive officer's annual base salary at the median of such salaries at comparable companies in order to attract and retain a high quality management team. For 1999, the Compensation Committee believes that executive officers' base salaries were set in a manner consistent with this policy.

INCENTIVE BONUS

     In 1999 the Compensation Committee adopted, and the Company's stockholders approved, the 1999 Senior Executive Bonus Plan, which provides for a performance-based bonus program for executives who are designated as "covered employees" under Section 162(m) of the Internal Revenue Code.

     Under the 1999 Senior Executive Bonus Plan, the Compensation Committee establishes specific annual "performance goals" and sets target awards for participants, who are selected based on the likelihood that they will have a significant impact on the Company's performance. The Compensation Committee's objective is to create a direct link between pay and performance for senior executives. Participants selected with respect to one particular plan year are not guaranteed or assured of selection as to any subsequent year. The Compensation Committee may choose from among the following factors, or any combination of the following, as it deems appropriate, to set the performance goals applicable to a particular participant: (a) total stockholder return; (b) growth in revenue, sales, net income, stock price and/or earnings per share; (c) return on assets, net assets and/or capital; (d) return on stockholders' equity;
(e) customer satisfaction indices and (f) growth in same-store sales. Such performance goals must be established while actual performance relative to the target remains substantially uncertain within the meaning of Section 162(m). At the time that the performance goals are selected for a particular participant, the Compensation Committee also establishes an objective formula or standard for calculating the amount of the target award. The maximum annual target award payable to any particular participant under the plan is $2 million, although the Compensation Committee has absolute discretion to eliminate or reduce the amount of any award under the Plan.

     For 1999, the Compensation Committee determined that the performance goals had not been achieved under the Plan and, accordingly, no awards were made under the plan. However, the Compensation Committee did make a discretionary cash bonus award to one Plan participant, Michael E. Maroone, for extraordinary services to the Company, as described above. This bonus is reflected in the Summary Compensation Table.

STOCK OPTIONS

     The Compensation Committee believes that awarding stock options to executive officers of the Company will assure that such officers maintain a continuing focus on the long-term performance of the Company. Accordingly, in 1999 stock option awards were granted to each of the Company's executive officers. The Company's stock option plans provide the means by which executive officers can build an investment in the Common Stock and align their long-term financial interests with those of the Company's stockholders. Stock options granted by the Company generally vest in equal installments over four years and have an exercise price equal to the closing price of the Common Stock on the day immediately preceding the grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Jackson was appointed Chief Executive Officer by the Board of Directors in September 1999. Mr. Huizenga served as the Company's Co-Chief Executive Officer from October 1996 through September 1999. Mr. Berrard was Co-Chief Executive Officer and President of the Company from October 1996 until September 1999.

     In 1999, Mr. Jackson's annual base salary was established at $1 million. Mr. Jackson's base salary was based upon an assessment of competitive market data of comparable companies, as described above. In September 1999, the Board approved a grant of options to Mr. Jackson under the Company's 1995 Employee Stock Option Plan to purchase one million shares of Common Stock exercisable at $11.75 per share. The options have a ten-year term, will vest over four years, and none are presently exercisable.

     Prior to 1998, Mr. Huizenga did not draw a base salary. In 1998, Mr. Huizenga's base salary was established at $1 million per year, based upon an assessment of competitive market data of comparable companies, as described above. He received no cash bonus, having all of his incentive opportunity delivered in stock-based compensation. In January 1999, the Compensation Committee granted options to Mr. Huizenga under the Company's 1998 Employee Stock Option Plan to purchase 800,000 shares of Common Stock exercisable at $15.9375 per share. The options have a ten-year term and are fully vested and presently exercisable in full.

     In 1999, Mr. Berrard's annual base salary was $1 million, based upon an assessment of competitive market data of comparable companies, as described above. In 1999, the Compensation Committee selected Mr. Berrard to participate in the 1999 Senior Executive Bonus Plan. However, pursuant to Mr. Berrard's Separation Agreement, Mr. Berrard did not receive a performance bonus in 1999. Consistent with its objective of tying a large portion of senior executives' compensation to the performance of the Company's Common Stock, in January 1999 the Compensation Committee granted options to Mr. Berrard under the Company's 1998 Employee Stock Option Plan to purchase 800,000 shares of Common Stock exercisable at $15.9375 per share. The options have a ten-year term and were scheduled to vest over four years. At the time of his separation from the Company, the Compensation Committee vested all of Mr. Berrard's options immediately and granted him the right to exercise such options through the remaining respective option terms. All of Mr. Berrard's options are presently exercisable in full.

     The Compensation Committee believes that tying a large portion of the remuneration of the Chief Executive Officer to the performance of the Company's Common Stock will enhance the long-term performance of the Company by providing Mr. Jackson the incentive to grow the Company's stock price and bring the Company to increased levels of profitability in future years. The Compensation Committee believes that Mr. Jackson's compensation, as described above, represents a fair compensation structure for his services as the Chief Executive Officer of the Company.
                                            Compensation Committee:

                                            J.P. Bryan (Chairman)
                                            George D. Johnson, Jr.
                                            Irene B. Rosenfeld

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Bryan, Melk and Johnson and Ms. Rosenfeld served as members of the Compensation Committee during 1999. Mr. Johnson has served as the President and Chief Executive Officer of Extended Stay America, and Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, since January 1995.

PERFORMANCE GRAPH

     The following graph and table compare the cumulative total stockholder return on the Common Stock from December 31, 1994 through December 31, 1999 with the Standard & Poor's 500 Stock Index and the Russell 1000 Producer Durables Index. The Company has created this comparison using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1994, as well as the reinvestment of dividends.

                                                                                                          RUSSELL 1000 PRODUCER
                                                    AUTONATION, INC.                 S&P 500                    DURABLES
                                                    ----------------                 -------              ---------------------
1994                                                      100.00                     100.00                      100.00
1995                                                     1063.65                     137.58                      136.18
1996                                                     1836.57                     169.17                      166.48
1997                                                     1372.82                     225.60                      213.16
1998                                                      875.97                     290.08                      270.80
1999                                                      544.72                     351.12                      341.61

EXECUTIVE AND DIRECTOR COMPENSATION

     The following tables set forth information with respect to each person who
(a) served as the Company's Chief Executive Officer during the year ended December 31, 1999, (b) was one of the four other most highly compensated executive officers of the Company at December 31, 1999, whose total annual salary and bonus exceeded $100,000 for the year, or (c) would have been among the four other most highly compensated executive officers of the Company at December 31, 1999, but was no longer employed by the Company at such date (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                            ------------
                                                                                             SECURITIES
                                                        ANNUAL COMPENSATION                  UNDERLYING
                                           ----------------------------------------------    OPTIONS TO
                                                                           OTHER ANNUAL       PURCHASE      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS     COMPENSATION(1)   COMMON STOCK   COMPENSATION
---------------------------                ----   ----------   --------   ---------------   ------------   ------------
H. Wayne Huizenga........................  1999   $1,000,000   $     --      $     --          800,000      $    9,694(3)
  (Chairman and Former Co-Chief            1998    1,000,000         --            --          750,000          30,684(3)
  Executive Officer)(2)                    1997           --         --            --        1,524,017              --
Michael J. Jackson.......................  1999      250,000    250,000        27,615(5)     1,000,000          77,425(6)
  (Chief Executive Officer)(4)
Steven R. Berrard........................  1999      753,846         --       149,013(8)       800,000         247,233(9)
  (Former Co-Chief Executive               1998    1,000,000    400,000            --          450,000           1,144(3)
  Officer)(7)                              1997      369,673    100,000            --          614,410           1,530(3)
Michael E. Maroone.......................  1999      783,654    321,563            --        1,000,000           1,073(3)
  (President and Chief                     1998      398,462    100,000            --          225,000             870(3)
  Operating Officer)                       1997      255,769    100,000            --          362,000           1,275(3)
Michael S. Karsner.......................  1999      497,596    131,250            --          100,000             604(3)
  (President and Chief Executive           1998      365,225     93,750            --          110,000             640(3)
  Officer of ANC Rental Corporation,       1997      337,820     81,250        97,704(5)        10,000         137,595(10)
  and Former Senior Vice President and
  Chief Financial Officer of the Company)
James O. Cole............................  1999      447,596    118,125            --          100,000(11)       1,160(3)
  (Former Senior Vice President,           1998      321,626     81,250            --           88,385(12)       2,124(3)
  General Counsel and Secretary)           1997      193,750    145,000       138,052(5)       160,000(13)     236,400(14)
James J. Donahue.........................  1999      278,461     73,500         3,963(5)        80,000           8,836(15)
  (Senior Vice President --                1998      212,115     50,000            --           27,195             298(3)
  Corporate Communications)                1997      127,694     18,225           144(5)        14,085           7,610(16)
John Costello............................  1999      461,538    250,000(17)      45,681(5)     250,000(18)   2,187,362(19)
  (Former President)                       1998       24,615         --            --          750,000(18)          --
                                           1997           --         --            --               --              --

------------------------

 (1) Except as disclosed below, the aggregate total value of perquisites and other personal benefits, securities or property did not equal $50,000 or ten percent (10%) of the annual salary and bonus for any Named Officer during the fiscal year indicated.
 (2) Mr. Huizenga's employment with the Company began in August 1995. Mr. Huizenga served as the Company's Co-Chief Executive Officer until September 1999, at which time Mr. Jackson succeeded him as Chief Executive Officer. Prior to 1998, he was not paid any cash salary or bonus.
 (3) Imputed income from life insurance.
 (4) Mr. Jackson began serving as the Company's Chief Executive Officer in September 1999.
 (5) Reimbursement by the Company for the payment of taxes.
 (6) Includes $77,122 of relocation expenses and $303 of imputed income from life insurance.
 (7) Mr. Berrard served as the Company's Co-Chief Executive Officer until September 1999.
 (8) Imputed income from use of the Company's aircraft.
 (9) Includes $246,154 of severance compensation and $1,079 of imputed income from life insurance.
(10) Includes $136,803 of relocation expenses and $792 of imputed income from life insurance.
(11) 75,000 of these options were canceled December 31, 1999 pursuant to Mr. Cole's Separation Agreement.
(12) 44,192 of these options were canceled December 31, 1999 pursuant to Mr. Cole's Separation Agreement.
(13) 40,000 of these options were canceled December 31, 1999 pursuant to Mr. Cole's Separation Agreement.
(14) Includes $233,250 of relocation expenses and $3,150 of imputed income from life insurance.
(15) Includes $8,620 of relocation expenses and $216 of imputed income from life insurance.
(16) Includes $7,185 of relocation expenses and $425 of imputed income from life insurance.
(17) Mr. Costello began serving as our President in December 1998. However, his sign-on bonus was paid in 1999.
(18) These options were canceled pursuant to Mr. Costello's Separation
     Agreement.
(19) Includes $2,100,000 paid as severance pursuant to Mr. Costello's Separation Agreement, $84,870 of relocation expenses which were paid in 1999 and $2,492 of imputed income from life insurance.

                        TOTAL NUMBER OF OPTIONS GRANTED

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

                                                              INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                              -------------------------------------------------        VALUE AT ASSUMED
                                              NUMBER OF     % OF TOTAL                              ANNUAL RATES OF STOCK
                                              SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                              UNDERLYING    GRANTED TO                                 FOR OPTION TERM
                                               OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION    ------------------------
NAME                                           GRANTED     FISCAL YEAR     PRICE        DATE           5%           10%
----                                          ----------   ------------   --------   ----------    ----------   -----------
H. Wayne Huizenga...........................    800,000        4.7%       $15.9375    01/06/09     $8,018,407   $20,320,216
  (Chairman and Former Co-Chief Executive
    Officer)
Michael J. Jackson..........................  1,000,000        5.8         11.75      09/24/09      7,389,512    18,726,474
  (Chief Executive Officer)
Steven R. Berrard...........................    800,000        4.7         15.9375    01/06/09      8,018,407    20,320,216
  (Former Co-Chief Executive Officer)
Michael E. Maroone..........................    250,000        1.5         14.6875    07/29/09      2,309,223     5,852,023
  (President and Chief Operating Officer)       750,000        4.3         15.9375    01/06/09      7,517,256    19,050,203
Michael S. Karsner..........................    100,000          *         15.9375    01/06/09      1,002,301     2,540,027
  (President and Chief Executive Officer of
    ANC >Rental Corporation, and Former
    Senior Vice President and Chief
    Financial Officer of the Company)
James O. Cole...............................    100,000          *         15.9375    01/06/09(1)   1,002,301     2,540,027
  (Former Senior Vice President, General
    Counsel and Secretary)
James J. Donahue............................     80,000          *         15.9375    01/06/09        801,848     2,031,968
  (Senior Vice President --
  Corporate Communications)
John Costello...............................    250,000        1.5         15.9375          (2)     2,505,753     6,350,068
  (Former President)

------------------------

 *  Less than 1%
(1) 75,000 of these options were canceled 12/31/99 pursuant to Mr. Cole's Separation Agreement.
(2) These options were canceled pursuant to Mr. Costello's Separation Agreement.

AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1999 AND YEAR-END OPTION
                                     VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                             SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                            ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                       -----------   --------   -----------   -------------   -----------   -------------
H. Wayne Huizenga........................         --           --    6,539,134             --             --             --
  (Chairman and Former Co-Chief Executive
    Officer)
Michael J. Jackson.......................         --           --           --      1,000,000             --             --
  (Chief Executive Officer)
Steven R. Berrard........................         --           --    2,792,982             --             --             --
  (Former Co-Chief Executive Officer)
Michael E. Maroone.......................         --           --      237,250      1,349,750             --             --
  (President and Chief Operating Officer)
Michael S. Karsner.......................         --           --      220,000        250,000             --             --
  (President and Chief Executive Officer
    of ANC Rental Corporation, and Former
    Senior Vice President and Chief
    Financial Officer of the Company)
James O. Cole............................         --           --      102,097         87,096             --             --
  (Former Senior Vice President, General
    Counsel and Secretary)
James J. Donahue.........................         --           --       13,842        107,438             --             --
  (Senior Vice President --
  Corporate Communications)
John Costello............................         --           --           --             --             --             --
  (Former President)

NON-EMPLOYEE DIRECTOR COMPENSATION

     In 1999, each Director who was not an employee of the Company received an annual retainer of $25,000 for service on the Board of Directors. In addition, non-employee Directors received $1,000 for each committee meeting attended and for each Board meeting attended in excess of four annually.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") provides for an annual grant of an option to purchase 20,000 shares of Common Stock at the beginning of each fiscal year to each non-employee Director. All options granted under the Director Plan are fully vested and immediately exercisable. Under the Director Plan, each grant of options to a non-employee Director remains exercisable for a term of ten years from the grant date so long as the Director remains a member of the Board. The options are exercisable at a price per share equal to the closing price per share of Common Stock on The New York Stock Exchange on the date immediately prior to the grant date. In accordance with the Director Plan, on January 3, 2000, Messrs. Brown, Bryan, Burdick, DeGroote, Johnson and Melk and Ms. Rosenfeld each received an automatic grant of options to purchase 20,000 shares of Common Stock at an exercise price of $9.25 per share.

EMPLOYMENT AND SEPARATION AGREEMENTS

     On September 22, 1999, the Company entered into an Employment Agreement with Mr. Jackson pursuant to which Mr. Jackson serves as Chief Executive Officer. The agreement provides for Mr. Jackson's employment with the Company beginning September 24, 1999 through September 24, 2002 (subject to earlier termination for "cause"), at a base salary of $1,000,000 per year, subject to future increases as determined by the Compensation Committee. The agreement also provides for an annual bonus of up to 100% of Mr. Jackson's annual salary, payable under the 1999 Senior Executive Bonus Plan upon the achievement of goals and objectives set during the first quarter of each year. Upon the commencement of Mr. Jackson's employment, the Company granted to Mr. Jackson a sign-on bonus in the amount of $250,000 and stock options with respect to a total of 1,000,000 shares of the Common Stock. Such options vest in four equal annual installments commencing on September 24, 2000 and have an exercise price equal to $11.75 and a term expiring on September 24, 2009. Mr. Jackson will be eligible to receive stock option grants in future years at the discretion of the Compensation Committee of the Company's Board of Directors. Under the terms of the agreement, if Mr. Jackson's employment is terminated by the Company for any reason other than "cause," he is entitled to receive his annual base salary until September 24, 2002, as well as the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment. Additionally, upon a termination of Mr. Jackson's employment by the Company without "cause," all stock options held by Mr. Jackson will continue to vest during the 12-month period immediately following such termination, and he shall have an additional two-month period from the end of such 12-month period to exercise any vested options. The agreement also provides for certain Company benefits during the term of his agreement, including for limited personal use of the Company's corporate aircraft during his employment.

     On June 24, 1999, the Company entered into a Separation Agreement with Mr. Berrard. Mr. Berrard's agreement provides for the continued payment of his annual base salary at a rate of $1,000,000 per year through September 24, 2002. Under the terms of his agreement, Mr. Berrard did not receive any performance bonus for 1999. Mr. Berrard's agreement also provides that, effective as of September 24, 1999, all previously granted stock options vested in full. Such options are exercisable through the duration of their original ten-year terms. Effective as of December 31, 1999, the Company entered into a Separation Agreement with Mr. Cole. Mr. Cole's agreement provides for the continued payment of his annual base salary at the rate of $450,000 through June 30, 2001. Also, pursuant to the agreement, Mr. Cole received a $118,125 bonus for fiscal 1999. Mr. Cole's agreement provides that certain stock options granted to him will continue to vest until June 30, 2000, and all such options vested through such date will be exercisable through the duration of their original ten-year terms. Any of Mr. Cole's other options will be canceled according to the terms of the agreement. On July 30, 1999, the Company entered into a Separation Agreement with Mr. Costello. Mr. Costello's agreement provides for a one-time severance payment of $2,100,000, which was paid on July 30, 1999. Pursuant to Mr. Costello's Separation Agreement, all options previously granted to him were canceled on July 30, 1999.

     By letter to Mr. Maroone dated March 26, 1999, the Company confirmed that upon the termination of Mr. Maroone's employment with the Company, any stock options granted to Mr. Maroone prior to March 26, 1999 would continue to vest in accordance with their initial vesting schedule and would be exercisable through the duration of their original ten-year terms. Also, by letter agreement dated July 29, 1999, the Company confirmed Mr. Maroone's promotion to President and Chief Operating Officer. The letter also confirmed Mr. Maroone's annual salary of $850,000 and bonus of up to 70% of his annual salary based upon the achievement of certain goals and objectives. The letter also confirmed a grant of options to purchase 250,000 shares of Common Stock at an exercise price of $14.6875 per share which options vest in four equal annual installments beginning July 29, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of agreements and transactions among the Company and certain related parties. It is the Company's policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unrelated parties. Based on the Company's experience in the industries in which it operates and the terms of its transactions with unrelated parties, it is the Company's belief that all of the transactions described below met that standard at the time the transactions were effected.

     The Miami Dolphins, a professional football team owned and controlled by Mr. Huizenga, play their home games at Pro Player Stadium, a professional sports stadium in South Florida which is owned and controlled by Mr. Huizenga (collectively, the Miami Dolphins and Pro Player Stadium are referred to as the "Stadium Entities"). In 1999, the Company and its subsidiaries paid an aggregate of approximately $754,300 to the Stadium Entities pursuant to various licensing and advertising agreements and subscriptions, in exchange for the use of executive suites and club seats, and for various tickets and sponsorship, marketing and advertising services. In addition, the Stadium Entities provided signage within Pro Player Stadium with a fair market value of approximately $140,000 at no cost to certain subsidiaries of the Company. The Company expects most of the foregoing agreements and arrangements to continue in 2000.

     In 1997, one of our subsidiaries entered into a license agreement with Boca Resorts, Inc. (formerly Florida Panthers Holdings, Inc.) for the use of an executive suite at the Broward County Arena, which is operated by a subsidiary of Boca Resorts. The license agreement has a term of five years and provides for the payment of $120,000 per year by the subsidiary commencing in 1998. In September 1998, National Car Rental Company, a wholly-owned subsidiary of the Company, entered into an agreement to purchase the naming rights to the Broward County Arena, a sports facility owned by a subsidiary of Boca Resorts, for $2.2 million a year in exchange for having the arena named the "National Car Rental Center." The agreement has a term of ten years and provides that the fees will increase at a rate of 3% a year. In addition, National paid approximately $309,000 for signage, tickets, sponsorship and the use of executive suites at the arena. During 1999, the Company and its subsidiaries also made payments to Boca Resorts totaling approximately $412,000 for hotel lodging accommodations. Mr. Huizenga is the Chairman of the Board of Boca Resorts and beneficially owns approximately 17.9% of its outstanding stock and controls a majority of its voting interests.

     During 1999, the Company engaged the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. for legal services. Mr. Burdick is a partner in that law firm. The Company expects this relationship to continue in 2000.

     During 1999, the Company engaged the management consulting, marketing research and public relations firm of B&C Associates, Inc. for management consulting services in exchange for the payment of approximately $549,002. Mr. Brown is the President, Chief Executive Officer and principal owner of B&C Associates, Inc. The Company expects this relationship to continue in 2000.

     During 1999, the Company purchased approximately $691,576 of pre-employment drug screening hair testing services from Psychemedics Corporation. Mr. Melk was a director of Psychemedics until November 1999 and owns approximately 9.8% of Psychemedics' outstanding common stock. Mr. Huizenga owns approximately 11.1% of Psychemedics outstanding common stock. The Company expects that it will continue to utilize Psychemedics to perform customary pre-employment drug screenings in 2000.

     During 1999, the Company purchased commercial advertisements on SportsChannel Florida, a cable sports channel. In 1999, SportsChannel Florida was 70% owned by Front Row Communications, which in turn is wholly owned by Mr. Huizenga. The Company purchased approximately $601,516 worth of advertisements on SportsChannel Florida during 1999. SportsChannel Florida was sold by Front Row Communications in January 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers and persons who beneficially own 10% or more of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater than 10% beneficial owners were complied with, except that Mr. Maroone was late in reporting a stock option grant in July 1999 and Patricia McKay was late in filing her initial report after she was designated Controller and Acting Chief Financial Officer in November 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 23, 2000 with respect to the beneficial ownership of Common Stock by (1) each stockholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Common Stock outstanding, (2) each Director of the Company, (3) each current Named Officer and (4) all current Directors and executive officers of the Company as a group. Share amounts and percentages shown for each individual, entity or group in the table are adjusted to give effect to shares of Common Stock that are not outstanding but may be acquired by such individual, entity or group upon exercise of all options exercisable within 60 days of March 23, 2000. However, shares of Common Stock underlying options are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
NAME AND ADDRESS                                              ----------------------
OF BENEFICIAL OWNER(1)                                          NUMBER       PERCENT
----------------------                                        -----------    -------
Subsidiaries of FMR Corp.(2)................................   30,105,527      8.3%
  82 Devonshire Street
  Boston, MA 02109
Subsidiaries of Capital Group International, Inc.(3)........   25,163,380      6.9%
  11100 Santa Monica Blvd
  Los Angeles, CA
Michael S. Egan(4)..........................................   21,504,910      5.9%
  200 South Andrews Avenue
  Fort Lauderdale, FL 33301
H. Wayne Huizenga(5)........................................   31,436,282      8.5%
Harris W. Hudson(6).........................................   20,028,350      5.5%
Michael G. DeGroote(7)......................................   19,831,200      5.4%
Robert J. Brown(8)..........................................      160,200        *
J.P. Bryan(9)...............................................      150,000        *
Rick L. Burdick(10).........................................      180,000        *
George D. Johnson, Jr.(11)..................................    1,099,321        *
John J. Melk(12)............................................    1,147,001        *
Irene B. Rosenfeld(13)......................................       70,000        *
Michael E. Maroone(14)......................................    3,925,488      1.1%
James J. Donahue(15)........................................       44,162        *
All directors and executive officers as a group (13
  persons)(16)..............................................   78,105,587     20.9%

(notes appear on next page)

------------------------

  *  Less than 1 percent

 (1) Except as otherwise indicated, the mailing address of each person or entity named in the table is 110 S.E. Sixth Street, Fort Lauderdale, FL 33301.
 (2) Includes: (a) 28,963,027 shares owned by Fidelity Management & Research Company; (b) 936,100 shares owned by Fidelity Management Trust Company; (c) 206,400 shares owned by Fidelity International Limited. Fidelity Management & Research and Fidelity Management Trust are wholly-owned subsidiaries of FMR Corp. This information is based on a Schedule 13G filed by FMR Corp. FMR Corp. and Fidelity International expressly disclaim that they are acting as a "group" for purposes of Section 13(d) under the Exchange Act.
 (3) Includes shares owned by Capital Guardian Trust Company, Capital International Limited, Capital International S.A. and Capital International Research and Management, Inc. d/b/a Capital International, Inc., each of which is a wholly-owned subsidiary of Capital Group International, Inc., which disclaims beneficial ownership of any of the shares. This information is based on the Schedule 13G filed by Capital Group International, Inc.
 (4) The aggregate amount of Common Stock beneficially owned by Mr. Egan consists of (a) 3,333 shares owned directly, (b) options to acquire 750,000 shares, (c) 17,222,912 shares owned by the Michael S. Egan Living Trust, of which Mr. Egan is the sole trustee, and (d) an aggregate of 3,528,665 shares owned by certain trusts established for the benefit of members of Mr. Egan's family. This information is based on a Schedule 13D filed by Mr. Egan.
 (5) The aggregate amount of Common Stock beneficially owned by Mr. Huizenga consists of (a) 24,894,219 shares beneficially owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 2,929 shares owned directly, and (c) vested options to purchase 6,539,134 shares.
 (6) The aggregate amount of Common Stock beneficially owned by Mr. Hudson consists of (a) 18,796,779 shares beneficially owned by Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson, and (b) options to purchase 1,231,571 shares. This information is based on a Schedule 13D filed by Mr. Hudson.
 (7) The aggregate amount of Common Stock beneficially owned by Mr. DeGroote consists of (a) 19,631,200 shares owned by Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. DeGroote, and (c) vested options to purchase 200,000 shares. This information is based on a Schedule 13D filed by Mr. DeGroote.
 (8) The aggregate amount of Common Stock beneficially owned by Mr. Brown consists of (a) 200 shares owned by Mr. Brown and his wife as joint tenants and (b) vested options to purchase 160,000 shares.
 (9) The aggregate amount of Common Stock beneficially owned by Mr. Bryan consists of vested options to purchase 150,000 shares.
(10) The aggregate amount of Common Stock beneficially owned by Mr. Burdick consists of (a) 80,000 shares owned directly, and (b) vested options to purchase 100,000 shares.
(11) The aggregate amount of Common Stock beneficially owned by Mr. Johnson consists of (a) 899,321 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by him, and (b) vested options to purchase 200,000 shares.
(12) The aggregate amount of Common Stock beneficially owned by Mr. Melk consists of (a) 122,001 shares owned directly by him, (b) 825,000 shares owned by JJM Republic Limited Partnership, of which Mr. Melk is the general partner and his three adult children are limited partners, and (c) vested options to purchase 200,000 shares.
(13) The aggregate amount of Common Stock beneficially owned by Ms. Rosenfeld consists of vested options to purchase 70,000 shares.
(14) The aggregate amount of Common Stock beneficially owned by Mr. Maroone consists of (a) 3,353,988 shares beneficially owned by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, and (b) vested options to purchase 571,500 shares.
(15) The aggregate amount of Common Stock beneficially owned by Mr. Donahue consists of vested options to purchase 44,162 shares.
(16) The aggregate amount of Common Stock beneficially owned by all directors and executive officers as a group includes vested options to purchase 9,543,867 shares. The aggregate amount of Common Stock beneficially owned by all directors and executive officers as a group does not include Common Stock or options beneficially held by Named Officers who are no longer employed by the Company.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten members. The persons named below have been designated by the Board of Directors as nominees for election as Directors for a term expiring at the Annual Meeting of Stockholders in 2001. All nominees are currently serving as Directors. Each Director is elected by the affirmative vote of a plurality of the votes cast by the shares of Common Stock present, in person or by proxy, and entitled to vote thereon at the Annual Meeting. It is the intention of the persons named in the enclosed form of proxy to vote the proxies received by them for the election of the nominees named below, unless authorization to do so is withheld or other contrary instructions are indicated on the proxy. All of the nominees have indicated that they are willing and able to serve as Directors. If prior to the Annual Meeting any nominee becomes unable to serve, an event which is not anticipated by the Board of Directors, the proxies will be voted for the election of such other person as the Board of Directors may designate.

NOMINEES FOR DIRECTOR

         H. Wayne Huizenga
         Michael J. Jackson
         Harris W. Hudson
         Robert J. Brown
         J.P. Bryan
         Rick L. Burdick
         Michael G. DeGroote
         George D. Johnson, Jr.
         John J. Melk
         Irene B. Rosenfeld

     Biographical information relating to each of these nominees for Director appears above starting on page 2 of this Proxy Statement under the heading "Biographical Information Regarding Directors."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   PROPOSAL 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants of the Company and its subsidiaries for the year ending December 31, 2000.

     Arthur Andersen LLP has served the Company in this capacity since May 1990. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative will also be afforded an opportunity to make a statement, if he desires to do so.

     Ratification of the Board of Directors' selection of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the total shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 2000, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting not later than December 15, 2000. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. No stockholder proposals were received for inclusion in this Proxy Statement.

                                 OTHER MATTERS

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of the Company. The accompanying form of proxy has been prepared at the direction of the Board of Directors and is being sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

                                     PROXY

                                AUTONATION, INC.


          This proxy is solicited on behalf of the Board of Directors


         Michael J. Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 16, 2000, or any postponements or adjournments thereof, as indicated on the reverse side.

         THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 SET FORTH ON THE OTHER SIDE. As to any other matter, said Proxies shall vote in accordance with their best judgment.

         The undersigned hereby acknowledges receipt of the Notice of the 2000 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report for the fiscal year ended December 31, 1999 furnished herewith.

         Nominees: H. Wayne Huizenga, Michael J. Jackson, Harris W. Hudson,
                   Robert J. Brown, J.P. Bryan, Rick L. Burdick, Michael G. DeGroote, George D. Johnson, Jr., John J. Melk and
                   Irene B. Rosenfeld.



                  (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

A vote FOR all nominees is recommended by the Board of Directors


                                         WITHHOLD
                                     AUTHORITY to vote   FOR all nominees        A vote FOR is recommended by the Board of Directors
                  FOR all nominees    for all nominees  except as indicated
                  listed on reverse  listed on reverse    in space below                                    FOR    AGAINST   ABSTAIN


1. Election of                                                               2. Ratification of the
   Directors            [ ]                 [ ]                [ ]              appointment of Arthur       [ ]       [ ]      [ ]
   (See Reverse)                                                                Andersen LLP as
                                                                                Independent Public
                                                                                Accountants for 2000:


*INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the
"Exceptions" box and write the name of such nominee(s) in the space provided below.

Exceptions ____________________________________________________________________




                                                                             Please sign exactly as name appears hereon. When shares
                                                                             are held by joint tenants, both should sign. If acting
                                                                             as attorney, executor, trustee, or in any
                                                                             representative capacity, sign name and title.


                                                                             _______________________________________________________
                                                                             SIGNATURE                                     DATE


                                                                             _______________________________________________________
                                                                             SIGNATURE IF HELD JOINTLY                     DATE


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

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